EXHIBIT 2
WILL

I, JAMES K. OVERSTREET, of Chester County, Pennsylvania, make this my last Will, hereby revoking all prior Wills and Codicils.

FIRST: My Executrix shall pay the expenses of my last illness and funeral as soon as convenient after my death.

SECOND: I give all my tangible personal property and insurance policies thereon to my wife, EVELYN M. OVERSTREET, if she survives me by thirty (30) days; otherwise, to my daughter, ELIZABETH A. FIFER, if she survives me; otherwise, to her children who survive me, equally.

I may leave a memorandum setting forth suggestions as to the distribution of certain items and, while the memorandum is not to be legally binding, I hope the suggestions in it will be carried out.

THIRD: I hereby make the following gifts:

A.  I give the lesser of (1) Fifteen Million Dollars ($15,000,000.00) or (2) twenty percent (20%) of my gross estate as calculated for Federal estate tax purposes to my daughter, ELIZABETH A. FIFER, if she survives me.

B.  I give the sum of (1) Five Million Dollars ($5,000,000.00) to my Trustee hereinafter named for the benefit of my son, JAMES K. OVERSTREET, II, and specifically for the following uses and purpose:

1.  During his lifetime:

a. As much of the net income from his trust as my trustee may think desirable taking into account funds available from other sources, and my desire to encourage my son's self-sufficiency, may be paid to him, in quarterly or other convenient installments or shall be accumulated and added to principal hereunder in the sale discretion of my trustee;

b. As much of the principal, and accumulated income if any, of his trust as my trustee may from time to time think desirable -taking into account funds available from other sources - for the health, support, maintenance, education or for the purchase of a primary residence for that child either shall be paid to my son or shall be applied directly for those purposes; provided further that until my son reaches the age of eighteen (18) or graduates from high school whichever occurs later, the principal of the trust shall be distributed to pay any enforceable support obligation provided for by Court Order, or otherwise provided for by law, and which has not been otherwise paid hereunder.

c. My son, JAMES K. OVERSTREET, II, shall have the right to withdraw up to one-tenth of the then principal of his trust at any time after reaching twenty-five (25) years of age, up to one-quarter of the then balance thereof at any time after reaching thirty (30) years of age and one-half of the balance thereof at any time after reaching thirty-five (35) years at age and the entire balance thereof at any time after reaching the age of forty (40) years of age.

2. At my son's death [or at the time for the setting apart of shares in the case of a child who dies before that time], any then-remaining principal of his trust shall be paid:

a. To such one or more persons or organizations- including his estate, his creditors, and the creditors of his estate on such terms as he may appoint by a will specifically referring to this power of appointment; or, in default of appointment or insofar as it is not effective,

b. To such of his then-living issue, per stirpes; or in default of such issue,

c. To such of my then-living issue, per stirpes, [any portion thus accruing to a beneficiary for whom principal is then held in trust hereunder to be added to and thereafter treated as a part of such principal]; or in default of such issue,

d. If there are then no living beneficiaries, to the persons who would be entitled to inherit from me under the Pennsylvania Intestate Law as if I had then died intestate.

FOURTH: I give and devise the entire residue of my estate to my Trustee hereinafter, IN TRUST, NEVERTHELESS, for the following:

1.  Trustee shall pay the net income at least quarterly to or for the benefit of my wife, EVELYN M. OVERSTREET, for life.

2.  In addition, Trustee from time to time shall pay to my wife or for her benefit such of the principal as Trustee, in her sole discretion, deems necessary to provide for her health, maintenance, and support.

3.  Upon the death of my wife, EVELYN M. OVERSTREET, (or upon my death if she predeceases me), Trustee shall pay to my wife's estate an amount equal to the difference between (a) the total death taxes payable by reason of her death and (b) the amount of such taxes that would have been payable had the assets in this Marital Deduction Terminable Interest Trust not been included in her estate. Trustee shall pay the then remaining principal to my Trustee, hereafter named, IN TRUST, as follows:

a. During my daughter's, ELIZABETH A. FIFER, lifetime:

i. As much of the income and principal of this trust as my Independent Trustee may from time from time think desirable - taking into accounting funds from other sources - may be paid to my daughter or applied directly for those purposes. Any income not so distributed shall be added to and shall become part of the principal

ii. I further provide that my trust beneficiary shall be given the right to liberally use the assets and the Family Trustee (or the Independent Trustee if there is no Family Trustee acting) is hereby specifically authorized to acquire assets that are expected to appreciate in value for use by the beneficiary. I encourage the acquisition of these assets and use of these assets rather than the outright distribution of assets to my trust beneficiary. I therefore further specifically authorize my Family Trustee, (or the Independent Trustee if there is no Family Trustee acting) in addition to those powers more fully set forth in the trustee powers, to invest in assets such as homes, art work, jewelry and business and investment opportunities (whether speculative or not) that have a significant potential for appreciation.

b. Upon my daughter’s death (or at the time for setting apart her share if she if not then-living), the remaining balance shall be distributed as follows:

i. To such one or more persons or organizations - including her estate, her creditors, and the creditor of her estate, on such terms and subject to such trust as she may appoint by a will specifically referring to this power of appointment; or, in default of appointment or insofar as it is not effective.

ii. To her then-living issue, per stirpes; subject to trusts for minors hereunder or in default of such issue,

iii. To my then-living issue, per stirpes [any portion thus accruing to a child for whom principal is then held in trust hereunder to be added to and thereafter treated as a part of such principal]; or in default of such issue,

iv. If there are then no living beneficiaries, the residue of my estate shall be distributed to the persons who would be entitled to inherit from me under the Pennsylvania Interstate Law as if I had then died intestate.

4. Any property included in my estate at the time of my death and assigned or conveyed in kind to satisfy this Trust (sometimes herein referred to as the “Marital Deduction Terminable Interest Trust”) shall be valued for purposed of distribution at the value thereof as finally determined for Federal estate tax purposes; any other property so transferred shall be valued for that purpose at its cost.

5. I intend that the trust for my wife, created in this Paragraph FOURTH shall qualify under the marital deduction provisions of the Internal Revenue Code of 1986, as the same may be amended, or the corresponding provisions of any subsequent Internal Revenue laws (“Code”). Any provision of this Will shall be disregarded for purposes of this Trust if it would disqualify any property held hereunder from the marital deduction or shall be interpreted in such a manner as to qualify such property for the marital deduction. Notwithstanding any other provision of this Will, if any property of this Marital Deduction Terminable Interest Trust is or becomes unproductive, my wife shall have the right to require Trustee to make such property productive, and if Trust is unable to do so within a reasonable time, to dispose of it and invest the proceeds in productive property.

6.  Anything herein provided to the contrary notwithstanding, the specific bequests in Paragraph SECOND and the death taxes as provided for in Paragraph SIXTH hereof shall take priority over this Marital Deduction Terminable Interest Trust.

FIFTH:                   1. "Issue" shall include persons adopted during minority into a line of descent benefited under this Will and their issue, even though adoption occurs after execution of this Will or after my death.

2.  No exercise of any power of appointment herein created shall be valid unless specific reference is made to this Will.

3.  Anything herein to the contrary notwithstanding, if my wife and I should die under such circumstances or in such manner that it is impossible to determine who died first, it shall be presumed conclusively that she survived me.

SIXTH:                   1.  All death taxes (including penalties and interest thereon) payable by reason of my death (except generation skipping taxes for which liability otherwise would be determined in accordance with §2603(a)(1) or §2603(a)(2) of the Code) shall of my residuary estate, even though assessed against property not passing under this Will or passing under a Paragraph of this Will other than that disposing of my residuary estate. All other devises and legacies made herein, specifically including any and all death taxes attributable to the trust for my son established under Article THIRD B., shall be tax free.

2.  Anything further herein to the contrary notwithstanding, the provisions of this Paragraph shall in no way limit the rights of my estate to recover any amounts under the Internal Revenue Code or under any similar state statutory right of apportionment unless (and only to the extent) the instruments giving rise to the property transfers which create such statutory right (or other instruments) specifically provide for the payment of incremental death taxes attributable to the inclusion of such property in my estate.

SEVENTH:

A.  Subject to the express grant herein of certain rights to withdraw assets and/or powers of appointment, no beneficiary of this estate or any trust hereunder shall alienate, anticipate, assign, encumber or hypothecate his or her interest in the principal or income of the estate or trust in any manner prior to the actual receipt by the beneficiary. To the fullest extent of the law, the interests of any beneficiary shall not be subject to the claims of his or her creditors or liable to attachment, execution or other process of law.

B.  Further, the interest of each beneficiary and the income of the trust hereunder shall be free from the control or interference of any creditor of a beneficiary or any spouse of a married beneficiary and shall not be subject to attachment or susceptible of anticipation or alienation. Nothing contained hereunder shall be construed as restricting in any way the exercise of any powers or discretions granted hereunder.

C.  In the event any Trustee hereunder is prevented by a court from disregarding any such attempted creditor or beneficiary action during the continuance of such court's imposition, the Trustee shall hold and accumulate any principal and/or income which should otherwise have been distributed to a beneficiary and, except as the Trustee is permitted by the court to distribute such principal and/or income (i) directly to or for the separate benefit of such beneficiary (e.g. for reasonable support in his accustomed manner of living, or (ii) pursuant to any exercise of power, upon such beneficiary's death any principal and/or income so held and accumulated shall be added to an disposed of as a part of the then principal of that trust as otherwise provided in this instrument.

EIGHTH:  My Executrices, Trustee, and their successors shall have the following powers in addition to those given by law, to be exercised in their sole discretion and without court approval:

1.  To retain any securities, real estate, business interests, and other property as long as they deem it advisable, regardless of whether income producing or resulting in a lack of diversification.

2.  To invest in such securities (including common and preferred stocks), real estate, business interests, mortgages, and other property as they deem prudent, without restriction to so-called legal investments.

3.  To (a) participate in any merger or reorganization; (b) deposit stocks under voting agreements; (c) give proxies.

4. Subject to the provisions of Paragraph NINTH hereof, to (a) sell or exchange any securities, real estate, business interests, or other property at public or private sale; allocated pro rata. (b) lease property without restriction as to term; (c) give options.

5.  To make distribution in kind and without requiring assets to be allocated pro rata.

6.  To purchase securities at premiums and to amortize premiums out of income and principal. Anything herein to the contrary notwithstanding, the provisions of this Subparagraph shall not affect the requirement for payment of all income to the income beneficiary of any trust or share established hereunder which is eligible to hold stock in a Subchapter S corporation.

7. To compromise claims.

8. To register securities in the name of a nominee.

9. To execute joint income tax returns and to consent to the splitting of gifts for Federal gift tax purposes.

10. To borrow money and to mortgage or pledge any real or personal property in such amounts and on such terms as they deem advisable.

11. To treat stock dividends and extraordinary corporate distributions, of whatever size, in all trusts established hereunder, except the Marital Deduction Terminable Interest Trust, as income or principal. Anything herein to the contrary notwithstanding, the provisions of this Subparagraph shall not affect the requirement for payment of all income to the income beneficiary of any trust or share established hereunder which is eligible to hold stock in a Subchapter S corporation.

12. To charge administration expenses to principal or income; provided, not affect the requirement for payment of all income from the Marital Deduction Terminable Interest Trust to my wife.

13. To employ and compensate (without reduction in fees paid to my Fiduciaries hereunder) an accountant, investment counsel, agent, or custodian and to compensate such person or persons from income or principal; provided, however, that this provision shall not affect the requirement for payment of all income from the Marital Deduction Terminable Interest Trust to my wife. Anything herein to the contrary notwithstanding, the provisions of this Subparagraph shall not affect the requirement for payment of all income to the income beneficiary of any trust or share established hereunder which is eligible to hold stock in a Subchapter S corporation.

14. To exercise any law-given elections to (a) treat administrative expenses either as income tax or as estate tax deductions, without regard to whether the expenses were paid from principal or income; (b) select the estate tax valuation date; (c) treat in whole or in part any property passing under the Martial Deduction Terminable Interest Trust established hereunder as “qualified terminable interest property” for which a martial deduction is allowed under §2056(b)(7) of the Code; (d) allocate or refrain from allocating any unused generation skipping tax exemption to any testamentary or inter vivos gift or trust made by me or my wife, in such manner as they, in their sole discretion, shall determine, without liability to any beneficiary thereof, (e) make any other tax election which may be available under any tax law.

The right to exercise any such law-given elections shall be available without regard to whether the Marital Deduction Terminable Interest Trust will be increased or decreased thereby and without requiring any adjustments between principal and

15. To make any loans, either secured or unsecured, in such amounts, upon such terms, at such rates of interest, and to such individuals, partnerships, or corporations, as they deem advisable.

16. To make disclaimers.

17. To appoint personal representatives for purposes of ancillary administration, if necessary.

18. To combine any trust created hereunder with trusts created by me or others having identical terms and beneficiaries.

19. To the extent permitted by law, to divide any trust created hereunder into sub-trusts for purposes of administration if the generation skipping tax inclusion ratio of such trust otherwise would not be zero or one.

20. To conduct alone or with others any business in which I am engaged or in which I have an interest at my death, with all powers of an owner with respect thereto, including the power to delegate discretionary duties to others; to expand, contract, and discontinue such business; and to change the form in which the business maybe conducted (whether corporation, partnership, sole proprietorship, joint venture, trust, syndication, or otherwise without limitation) to carry on such business and, in connection therewith, to organize and dissolve partnerships, corporations, and other forms, and to consent to and take part in any of the foregoing.

21. Subject to the provisions of Paragraph NINTH hereof, to sell any business, real estate, or other property in which I am engaged or in which I have an interest at my death to such parties (including beneficiaries and fiduciaries, irrespective of any statute or rule of law limiting self-dealing) at such prices and on such terms as they deem appropriate, their selection among competing offers to be conclusive and not subject to question by anyone.

22. To elect or join in any election of Code “S” corporation status for any corporate interest hereunder.

23. To partition, subdivide or improve real estate and to enter into agreements concerning the partition, subdivision, improvement, zoning or management of any real estate in which my estate or any trust hereunder has an interest and to impose or extinguish restrictions on any such real estate.

24.  In addition to the investment powers conferred above, the Executors and Trustees are authorized (but not directed) to acquire and retain investments not regarded as traditional for estates and trusts, including investments that would be forbidden or would be regarded as imprudent, improper or unlawful by the "prudent person" rule, "prudent investor" rule, or any other rule or law which restricts a fiduciary's capacity to invest. The Executors and Trustees, in the exercise of sole and absolute discretion, may invest in any type of property, wherever located, including any type of security or option, improved or unimproved real property, and tangible or intangible personal property, and in any manner, including direct purchase, joint ventures, partnerships, limited partnerships, limited liability companies, corporations, mutual funds, business trusts or any other form of participation or ownership whatsoever (other than, during the Grantor's lifetime, any policy of insurance on the life of the Grantor or the Grantor's spouse including any interest under any split-dollar arrangement with respect to any such policy). In making investments, the Trustees may disregard any or all of the following factors:

A.  Whether a particular investment, or the trust investments collectively, will produce a reasonable rate of return or result in the preservation of principal.

B.  Whether the acquisition or retention of a particular investment or the trust investments collectively are consistent with any duty of impartiality as to the different beneficiaries. The Grantor intends that no such duty shall exist.

C.  Whether the trust is diversified. The Grantor intends that no duty to diversify shall exist.

D.  Whether any or all of the trust investments would traditionally be classified as too risky or speculative for trusts. The entire trust may be so invested. The Grantor intends the Trustees to have sole and absolute discretion in determining what constitutes acceptable risk and what constitutes proper investment strategy.

The Grantor's purpose in granting the foregoing authority is to modify the "prudent person" rule, "prudent investor" rule, or any other rule or law which restricts a fiduciary's ability to invest insofar as any such rule or law would prohibit an investment or investments because of one or more factors listed above, or any other factor relating to the nature of the investment itself The Grantor does this because the Grantor believes it is in the best interests of the beneficiaries of the trusts created hereunder to give the Trustees broad discretion in managing the assets of the trusts created hereunder.

25. To drill, test, explore, maintain, develop and otherwise exploit, either alone or jointly with others, any and all property in which any trust created hereunder may have any rights or interests of whatsoever kind or nature with respect to oil, gas, minerals, timber or other natural resources, whether originally a part of the trust or subsequently acquired, and to pay the costs and expense thereof, together with all delay rentals, bonuses, royalties, overriding royalties, drilling and operating expenses, taxes, assessments and other charges and burdens in connection therewith; to enter into operation, farm-out, pooling or utilization agreements in connection with any or all of such rights or interests; and to extract, remove, process, convert, retain, store, sell or exchange such rights and interests and the production therefrom, in such manner, to such extent, on such terms and for such consideration as the Trustees, in the exercise of sole and absolute discretion, may deem advisable;

26.  To permit anyone or more of the beneficiaries of any trust created hereunder, as the Trustees, in the exercise of sale and absolute discretion, may determine, to occupy any real property and to use any tangible personal property forming part of the trust on such terms as the Trustees, in the exercise of sale and absolute discretion, may determine, whether for rent, rent-free, in consideration of payment of taxes, insurance, maintenance or ordinary repairs, or otherwise;

27.  To execute and deliver any and all instruments to carry out any of the foregoing powers, no party to any such instrument being required to inquire into its validity or to see to the application of any money or other property paid or delivered pursuant to the terms of any such instrument.

NINTH:  Notwithstanding those powers given to my Fiduciaries hereunder, business interest held or acquired hereunder shall be and remain subject to all provisions and restrictions of any Voting Trust Agreement, Buy-Sell Agreement, or Stock Purchase Agreement pertaining to such stock, to which I am or may become a party, and which remains effective at my death. My Fiduciaries and their successors shall be bound by such terms and restrictions, and I authorize and direct my Fiduciaries and their successors to perform all provisions contained in any such Agreement. Subject to the provisions of any such Agreement, insofar as shares of any such business interest are concerned, but without intending to limit the powers vested in my Fiduciaries by other provisions of this Will or by law, my Fiduciaries and their successors are authorized:

1.  To retain any or all of such shares for such length of time as they deem appropriate, notwithstanding lack of diversification or production of income.

2. To vote such shares in person or by proxy as they think best.

3. To acquire additional shares from any source.

4.  To take or refrain from taking whatever action they, in their sole discretion, deem appropriate under any such Agreement without liability to any beneficiary whose interest may be affected thereby.

5.  In general, to deal with such shares with the same freedom of action I would have if I were living and were the absolute owner thereof (subject to any restrictions contained in this Will).

TENTH: I realize that a substantial portion of my estate may consist of stock in NATIONAL PENN BANK, its successor, or other corporations and that funds for payment of death taxes and administration expenses may have to be raised by liquidation of some or :such stock. Accordingly, I expressly authorize my Executors to redeem so much of such stock pursuant to the provision §303 of the Code or any similar provisions as they, in their sole discretion, deem appropriate.

In addition, I expressly authorize my Executors to make any election under §6166 of the Code or similar or related provisions relating to payment of Federal estate tax.

ELEVENTH: The Executor and Trustee need not comply with statutory investment restrictions and may acquire and retain investments not regarded as traditional for estates and trusts, including investments that would be forbidden or would be regarded as imprudent, improper or unlawful by the "prudent person" rule, "prudent investor" rule, or any other rule or law which restricts a fiduciary's capacity to invest. In making investments, the Trustees may disregard any or all of the following factors:

a.  Whether a particular investment, or the trust investments collectively, will produce a reasonable rate of return or result in the preservation of principal.

b.  Whether the acquisition or retention of a particular investment or the trust investments collectively are consistent with any duty of impartiality as to the different beneficiaries. The Grantor intends that no such duty shall exist.

c.  Whether the trust is diversified. The Grantor intends that no duty to diversify shall exist.

d.  Whether any or all of the trust investments would traditionally be classified as too risky or speculative for trusts. The entire trust may be so invested. The Grantor intends the Trustees to have sole and absolute discretion in determining what constitutes acceptable risk and what constitutes proper investment strategy.

The Grantor's purpose in granting the foregoing authority is to modify the "prudent person" rule, "prudent investor" rule, or any other rule or law which restricts a fiduciary's ability to invest insofar as any such rule or law would prohibit an investment or investments because of one or more factors listed above, or any other factor relating to the nature of the investment itself. The Grantor does this because the Grantor believes it is in the best interests of the beneficiaries of the trusts created hereunder to give the Trustees broad discretion in managing the assets of the trusts created hereunder.

2.  As long as ELIZABETH A. FIFER is a Trustee hereunder, she shall be absolved from any conflict of interest which might otherwise arise in a transaction hereunder. It is expected that she may have an ownership interest in a real property, business, or other asset purchased, sold, mortgaged, encumbered, loaned, borrowed, or otherwise involved hereunder.

TWELFTH: Trustee shall hold any property vested in an incapacitated person (whether on account of minority or otherwise) until termination of the incapacity. Trustee, in her sole discretion, shall determine the onset and duration of incapacity. During incapacity, whether the beneficiary is entitled to principal or only to income, Trustee may accumulate income or expend income and principal directly for the health, education, maintenance, and support of such person without the intervention of any Guardian and without application to any court. Payments may be made to the parents of a minor, to a custodian under the applicable transfers to minors act, or to the person with whom the incapacitated beneficiary is living, without liability on Trustee to ensure the application thereof. Trustee shall have all powers recited in the Paragraphs EIGHTH and NINTH of this Will. For purposes of this Paragraph, "minority" shall be defined as being under age twenty-five (25).

Anything herein provided to the contrary notwithstanding, the provisions of this Paragraph shall not affect the requirement for payment of all income from the Marital Deduction Terminable Interest Trust to my wife or the right of my Executrices to make distribution under Paragraph SECOND hereof.

Anything further herein to the contrary notwithstanding, the provisions of this Paragraph shall not affect the requirement for payment of all income to the income beneficiary of any trust or share established hereunder which is eligible to hold stock in a Subchapter S corporation.

THIRTEENTH: I appoint my daughter, ELIZABETH A. FIFER, as Executrix of this Will. In the event of a vacancy, such individual or institution shall act as successor Executor as ELIZABETH A. FIFER shall appoint by Will or by inter vivos writing. In the event of still further vacancy, such individual or institution shall act as successor Executor or Co-Executor as the Executor or Co-Executor ceasing to act shall have appointed by Will or by inter vivos writing; in default of appointment, as the remaining Executor or Executrix may appoint by writing.

I appoint my daughter, ELIZABETH A. FIFER, as the Trustee of any trust established for my wife hereunder. Upon her death, resignation, renunciation, or inability so to act, I appoint MARGARET L. HARRISON as Trustee or in default, such individual or institution shall act as successor Trustee as my daughter shall appoint by Will or by inter vivos writing. In the event of further vacancy, such individual or institution shall act as successor Trustee as the Trustee last ceasing to act shall appoint by Will or by inter vivos writing; in the event of still further vacancy, as a majority of the then income beneficiaries, sui juris and then living, shall appoint by writing.

I appoint my daughter, ELIZABETH A. FIFER, (Family Trustee) and MARGARET L. HARRISON (Independent Trustee), as Co-Trustees of any trusts arising hereunder for the benefit of my daughter, ELIZABETH A. FIFER. In the event MARGARET L. HARRISON should fail to qualify or at any time ceases or refuses to act, I appoint ALBERT JOHN DePALANTINO as Substitute Independent Co-Trustee. Furthermore, my daughter, or any successor Family Trustee appointed hereunder or by my daughter, shall also have the right to discharge any Independent Co-Trustees hereunder; provided that he or she shall immediately appoint an individual co-trustee or corporate co-fiduciary as Independent Trustee who does not violate Section 672 of the Internal Revenue Code.

I appoint my daughter, ELIZABETH A. FIFER, (Family Trustee) and MARGARET L. HARRISON (Independent Trustee), as Co-Trustees of any trusts arising hereunder for the benefit of my son, JAMES K. OVERSTREET, II or any trust for a minor hereunder. In the event MARGARET L. HARRISON should fail to qualify or at any time ceases or refuses to act, I appoint ALBERT JOHN DePALANTINO as Substitute Independent Co-Trustee. Furthermore, my daughter, or any successor Family Trustee shall also have the right to discharge any Independent Co-Trustees hereunder; provided that he or she shall immediately appoint an individual co-trustee or corporate co-fiduciary as Independent Trustee who does not violate Section 672 of the Internal Revenue Code.

Anything contained herein to the contrary notwithstanding, no Family Trustee shall participate in any discretionary decision relating to the distribution of principal or income of any residuary or minor's trust, or trust for my son and no Trustee who is also a beneficiary shall participate in any such decision regarding distributions to or for the said beneficiary, in discharge of the legal obligations of the said beneficiary or Trustee or in any discretionary decision relating to the allocation of receipts or disbursements in any such trust to income or principal. In any such case, the decision of the Independent Trustee or Trustees other than the beneficiary shall control.

My individual Fiduciaries may at any time appoint or remove a corporate Co-Fiduciary. Any successor Fiduciary herein named or named in the manner herein provided shall have all powers of the original Fiduciaries. No bond shall be required of any Fiduciary herein named or named in the manner herein provided.

I hereby release and discharge my individual Fiduciaries and their successors of and from all liability for any act of omission or commission as long as they act in good faith.

FOURTEENTH:  Any corporate Co-Fiduciary appointed hereunder shall receive compensation for performing its functions hereunder in accordance with its standard schedule of fees in effect during the period it actually renders its services.

IN WITNESS WHEREOF, I have set my hand and seal to this my Last Will and Testament, this 17th day of Jan, 2005.

S/James K. Overstreet
JAMES K.OVERSTREET

SIGNED, SEALED, PUBLISHED AND DECLARED BY JAMES K. OVERSTREET, the above named Testator, as and for his Last Will and Testament, in the presence of us, who, at his request, in his presence, and in the presence of each other, have hereunto subscribed our names as witnesses.

/s/ David M. Frees, III	Malvern, PA
Name	Address

/s/Patricia Galvin	Phoenixville, PA
Name	Address

COMMONWEALTH OF PENNSYLVANIA:
:SS
COUNTY OF CHESTER

WE, the undersigned Testator and Witnesses, whose names are signed to the foregoing instrument, being first duly sworn, do hereby declare to the undersigned authority that the Testator signed and executed the instrument as his Last Will and Testament and that he signed willingly, and that he executed it as his free and voluntary act for the purposes therein expressed, and that each other Witnesses in the presence and hearing of the Testator, signed the Will as Witnesses and that to the best of their knowledge, the Testator was at that time eighteen years of age or older, of sound mind and under no constraint or undue influence.

/s/ James K. Overstreet
JAMES K. OVERSTREET

/s/ David M. Frees. III

/s/ Patricia Galvin

Sworn to and subscribed before me by the Testator and sworn to before me by the Witnesses, this 17 day of January,2005.
/s/ Tara M. Kraft
Notary Public
Phoenixville Boro, Chester County
Commission Expires: June 17, 2008